SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange of 1934


Filed by Registrant [ X ]
Filed by Party other than the Registrant [ ]
Check the appropriate  box:
[   ] Preliminary  Proxy  Statement
[ X ] Definitive  Proxy Statement
[   ] Definitive  Additional  Materials
[   ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or 240.14a-12
[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14-6(e)(2)

                                  CERBCO, INC.

Payment of Filing Fee (Check the appropriate box):

[   ]   $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.
[   ]   $500 per each party to the controversy  pursuant to Exchange Act Rule
        14a-6(i)(3).
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        1) Title of each class of securities to which transaction applies:
        2) Aggregate number of securities to which transaction applies:
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        4) Proposed maximum aggregate value of transaction:
        5) Total fee paid:

[   ]   Fee paid previously with preliminary materials

[   ]   Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing by registration for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        1) Amount Previously Paid:
        2) Form, Schedule or Registration Statement No.:
        3) Filing Party:
        4) Date Filed:

                                  CERBCO, Inc.
                                3421 Pennsy Drive
                            Landover, Maryland 20785

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            FRIDAY, DECEMBER 19, 1997




To the Stockholders of CERBCO, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CERBCO, Inc., a Delaware corporation (the "Company"), for the fiscal year ended June 30, 1997, will be held at the Club Hotel by Doubletree, 9100 Basil Court, Landover, Maryland, on Friday, December 19, 1997, at 10:00 a.m. local time, for the following purposes:

         1. To elect directors of the Company;

         2. To approve the Company's 1997 Board of Directors' Stock Option Plan; and

         3. To transact such other business as may properly come before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on October 23, 1997, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

         A copy of the Company's Annual Report for the fiscal year ended June 30, 1997, a Proxy, and a Proxy Statement accompany this Notice.

         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RESPONSE WILL ASSURE YOUR PARTICIPATION IN THE MEETING AND REDUCE THE COMPANY'S EXPENSE IN SOLICITING PROXIES. IF YOU ARE PRESENT AT THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                               By Order of the Board of Directors,



                               /s/ Robert F. Hartman
                               Robert F. Hartman
                               Secretary


Landover, Maryland
November 10, 1997

                                  CERBCO, Inc.
                                3421 Pennsy Drive
                            Landover, Maryland 20785

                    Annual Meeting of Stockholders to be Held
                                December 19, 1997

                                 PROXY STATEMENT


                    SOLICITATION AND REVOCABILITY OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CERBCO, Inc., a Delaware corporation ("CERBCO" or the "Company"), for use at the Annual Meeting of Stockholders to be held at the Club Hotel by Doubletree, 9100 Basil Court, Landover, Maryland, on Friday, December 19, 1997, at 10:00 a.m. local time, and at any adjournments thereof (the "Meeting").

         The Board of Directors (the "Board") has fixed the close of business on October 23, 1997, as the record date (the "Record Date") for the determination of stockholders who are entitled to notice of, and to vote at, the Meeting.

         Stockholders are requested to complete, sign and date the accompanying proxy and return it promptly to the Company in the enclosed envelope. If the enclosed proxy is executed and returned, it may be revoked at any time before it is voted at the Meeting by a written notice of revocation to the Secretary of the Company, or by executing a proxy bearing a later date, or by voting at the Meeting.

         Shares of Common Stock and shares of Class B Common Stock represented by valid proxies received in time for the Meeting, and not revoked, will be voted as specified therein. If no instructions are given, the respective shares of common stock will be voted FOR the election as director of the Company that nominee for director designated for election by the holders of Common Stock and listed under the caption "Proposal No. 1 Election of Directors" herein; FOR the election as directors of the Company those nominees for director designated for election by the holders of Class B Common Stock and listed under the caption "Proposal No. 1 Election of Directors" herein; FOR approval of the 1997 Board of Directors' Stock Option Plan as described in "Proposal No. 2 - Approval of the 1997 Board of Directors' Stock Option Plan" herein; and, if authority is given to them, at the discretion of the proxy holders, on any other matters that may properly come before the Meeting.

         The cost of solicitation will be borne by the Company. Additional solicitations may be made by mail, telephone, telegraph, personal contact or other means by the Company or by its directors or regular employees. The Company may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy statements to the beneficial owners of shares of the Company's common stock and to reimburse them for their reasonable expenses in so doing.

         This Proxy Statement and the accompanying Notice of Annual Meeting, Proxy and Annual Report are first being mailed to the Company's stockholders of record on or about November 10, 1997.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         As of the Record Date, there were outstanding 1,482,956 shares, comprised of 1,186,726 shares of Common Stock, $.10 par value (the "Common Stock"), and 296,230 shares of Class B Common Stock, $.10 par value (the "Class B Common Stock"), which are the only classes of stock of the Company outstanding. A quorum shall be constituted by the presence at the Meeting of one-third (1/3) of the outstanding shares of Common Stock, or 395,576 of such shares, and one-third (1/3) of the outstanding shares of Class B Common Stock, or 98,744 of such shares.

         Each share of Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, except with respect to the election of directors and any other matter requiring the vote of Common Stock or Class B Common Stock separately as a class. The holders of Common Stock, voting as a separate class, are entitled to elect that number of directors which constitutes 25% of the authorized number of members of the Board of Directors and, if such 25% is not a whole number, then the holders of Common Stock are entitled to elect the nearest higher whole number of directors that is at least 25% of such membership. The holders of Class B Common Stock, also voting as a separate class, are entitled to elect the remaining directors. The affirmative vote of the holders of a majority of each class of common stock present in person or represented by proxy, provided a quorum of that class is present, is necessary for the election of directors by the class. For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. Where authority to vote shares is withheld, including instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote.

                               SECURITY OWNERSHIP

         The following information is furnished with respect to each person or entity who is known to the Company to be a beneficial owner of more than five percent of any class of the Company's voting securities as of the Record Date:

                                                                   Amount and Nature of
Name & Address of Beneficial Owner      Title of Class             Beneficial Ownership         Percent of Class
----------------------------------      --------------             --------------------         ----------------

Robert W. Erikson                       Common Stock                   60,700   1/                  5.1%
3421 Pennsy Drive                       Class B Common Stock          131,750   1/                 44.5%
Landover, MD

George Wm. Erikson                      Common Stock                   59,602   2/                  5.0%
3421 Pennsy Drive                       Class B Common Stock          115,814   2/                 39.1%
Landover, MD

Koonce Securities, Inc.                 Common Stock                  230,588   3/                 19.4%
6550 Rock Spring Drive
Bethesda, MD

1/ Record and beneficial ownership, sole voting and sole investment power.
2/ Record and beneficial ownership. Includes 2,246 shares of each class of stock owned jointly with Mr. Erikson's spouse, as to which there is shared voting and investment power.
3/ Beneficial ownership, sole voting and sole investment power as publicly disclosed in current Schedule 13G Beneficial Ownership Report, reporting securities acquired by such financial institution in the ordinary course of its business.

         The following information is furnished with respect to all directors of CERBCO who were the beneficial owners of any shares of Common Stock and/or Class B Common Stock as of the Record Date, and with respect to all directors and officers of CERBCO as a group:

                                                      Amount & Nature of Beneficial Ownership
Name of Beneficial Owner     Title of Class            Owned Outright      Exercisable Options    Percent of Class
------------------------     --------------            --------------      -------------------    ----------------

Robert W. Erikson            Common Stock                 60,700  1/                0                      5.1%
                             Class B Common Stock        131,750  1/                0                     44.5%
George Wm. Erikson           Common Stock                 59,602  2/                0                      5.0%
                             Class B Common Stock        115,814  2/                0                     39.1%
Webb C. Hayes, IV            Common Stock                  4,500                    0                      0.4%
Paul C. Kincheloe, Jr.       Common Stock                  7,500                    0                      0.6%
All Directors and Officers
  as a Group (5 persons      Common Stock                132,302                    0                     11.1%
  including those named      Class B Common Stock        247,564                    0                     83.6%
  above) 3/

1/ Record and beneficial ownership, sole voting and sole investment power.
2/ Record and beneficial ownership. Includes 2,246 shares of each class of stock owned jointly with Mr. Erikson's spouse, as to which there is shared voting and investment power.
3/   Mr. George Erikson also is the beneficial  owner of 16,500 shares of Common
     Stock (less than 1% of such class) of Insituform East, Incorporated, a subsidiary of the Company. In addition, Messrs. George Erikson and Robert
     Erikson each are the beneficial owners of exercisable options on 75,000 shares of the Common Stock (approximately 1.7% of such class) of Insituform
     East, Incorporated,  pursuant to the Insituform East 1989 and 1994 Board of
     Directors' Stock Option Plans.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

         The authorized number of directorships of the Board of Directors is four. Four directors are presently serving. Accordingly, in accordance with the Company's Certificate of Incorporation and By-laws, the Board has nominated one director to be elected by the holders of shares of Common Stock and three directors to be elected by holders of shares of Class B Common Stock. The terms of all presently serving directors expire upon the election and qualification of the directors to be elected at the Meeting, and the four persons presently serving as directors are all nominees to be elected at the Meeting. The directors elected will serve subject to the Company's By-laws until the next Annual Meeting of Stockholders for the fiscal year ending June 30, 1998 and until their respective successors shall have been duly elected and qualified.

         It is intended that the individuals named in the enclosed form of proxy will vote their proxies in favor of the election of the persons listed below as the Board's nominees for the Company's directors, unless otherwise directed. The Board has no reason to believe that any of the nominees for the office of director will not be available for election as director. However, should any of them become unwilling to be elected or unable to serve, it is intended that the individuals named in the enclosed proxy may vote for the election of such other person as the Board may recommend.

PRESENT DIRECTORS WHO ARE NOMINATED FOR RE-ELECTION

         One of the four nominees for election to the Board of Directors identified below has been designated for election by the holders of shares of Common Stock, and only the holders of such shares may vote with respect to such nominee. The remaining three nominees have been designated for election by the holders of shares of Class B Common Stock, and only the holders of such shares may vote with respect to such nominees. Accordingly, the following list contains a designation as to that nominee to be elected by holders of shares of Common Stock and those nominees to be elected by holders of shares of Class B Common
Stock:

                                                                          First Became     Class of Common Stock
Name, Age, Principal Occupation, Business Experience and Directorships     A Director       for Which Nominated

Robert W. Erikson, Age 52  2/ 3/ 4/                                          1974 1/       Class B Common Stock
   President,   Treasurer   and  a  Director  of  CERBCO   since  1988;
   Insituform  East,  Inc. - Vice  Chairman  since  1986 and  President since 1991, a Director  since 1985 and Vice Chairman of the Board of
   Directors  from 1985 to 1986;  CERBERONICS,  Inc. - a Director since
   1974,  Chairman  since  1988,  and  President  from 1977 to 1988;  a
   Director of Palmer  National  Bancorp,  Inc. and The Palmer National
   Bank  from  1983 to 1996,  and a  Director  of The  Palmer  National
   Bank's successor,  The George Mason Bank, N.A., since 1996;  Capitol
   Office  Solutions,  Inc. - Vice Chairman and a Director from 1987 to
   June 30, 1997.

George Wm. Erikson, Age 55  2/ 3/                                            1975 1/       Class B Common Stock
   Chairman,  General  Counsel  and a Director  of CERBCO  since  1988;
   Insituform  East,  Inc. - Chairman and General Counsel since 1986, a
   Director since  1984 and  Chairman of the  Board  of  Directors from
   1985 to 1986; CERBERONICS,  Inc. - a Director  since  1975,  General
   Counsel since  1976, Chairman from 1979 to 1988,  and Vice  Chairman since 1988; Capitol Office Solutions, Inc.-Chairman, General Counsel
   and a Director from 1987 to June 30, 1997.

Webb C. Hayes, IV, Age 49  4/                                                 1991         Class B Common Stock
   Director and Executive  Vice  President of George Mason  Bankshares,
   Inc.  and  Chairman,  President  and CEO of The George  Mason  Bank,
   N.A., since 1996;  Chairman of the Board of Palmer National Bancorp,
   Inc. and The Palmer  National Bank from 1985 to 1996,  President and
   Chief Executive  Officer from 1983 to 1996;  Insituform East, Inc. -
   a Director since 1994;  Capitol Office Solutions,  Inc. - a Director from 1992 to June 30, 1997;  a Director of the Federal  Reserve Bank
   of Richmond from 1992 to 1995.

Paul C. Kincheloe, Jr., Age 56  4/                                            1991             Common Stock
   Practicing  attorney and real estate investor since 1967; Partner in the law firm of Kincheloe and  Schneiderman  since 1983;  Insituform
   East, Inc. - a Director since 1994;  Capitol Office Solutions,  Inc.
   - a  Director  from  1992 to June  30,  1997;  Director  of  Herndon
   Federal Savings & Loan from 1970 to 1983;  Director of First Federal
   Savings & Loan of Alexandria from 1983 to 1989.

1/   Includes service as a director of CERBERONICS, Inc., now a wholly-owned subsidiary of the Company.
2/   Member of the Corporate  Executive  Committee of the Company,  and the Chief  Executive  Officer
     Committee of Insituform East, Incorporated which committees perform the functions of the Chief
     Executive Officer of each of the respective companies.
3/   Messrs. Robert Erikson and George Erikson are brothers.
4/   Member of the Audit Committee.

                      COMMITTEES OF THE BOARD OF DIRECTORS
                             AND MEETING ATTENDANCE

         The Board of Directors has an Audit Committee, a majority of the members of which are outside directors. The names of the committee's members are indicated in the table above. The Board of Directors does not have standing nominating or compensation committees, or committees performing similar functions.

         The Audit Committee, among its functions, reviews the Company's financial policies and accounting systems and controls, reviews the scope of the independent public accountants' audit and approves the duties and compensation of the independent public accountants, both with respect to audit and any non-audit services. The non-management members of the Audit Committee consult with the independent public accountants outside the presence of corporate management or other employees to discuss matters of concern, receive recommendations or suggestions for change and have a free exchange of views and information.

         During the fiscal year ended June 30, 1997, the Board of Directors of the Company held sixteen meetings and the Audit Committee held two meetings. Each of the Company's directors attended 75% or more of the total of (1) the number of meetings of the Board of Directors and (2) the number of meetings held by all committees of the Board on which such Director served during the fiscal year ended June 30, 1997.

                             EXECUTIVE COMPENSATION

JOINT COMPENSATION REPORT BY THE BOARD OF DIRECTORS

GENERAL

         CERBCO, Inc. ("CERBCO" or the "Company") is a parent holding company with controlling interests in Insituform East, Incorporated ("Insituform East") [excavationless sewer and pipeline rehabilitation], and, until June 30, 1997, Capitol Office Solutions, Inc. ("Capitol") [copier and facsimile ("fax") equipment sales, service and supplies].

         The Company does not have a compensation committee. The Corporate Executive Committee (the "CEC")(1), with the annual review and oversight of the Board, determines the base salary for all officers of the Company except the members of the CEC. The Board, as a whole, considers compensation arrangements proposed by and for members of the CEC and, pursuant to the By-laws, is the ultimate determiner of compensation arrangements for members of the CEC. When considering CEC compensation arrangements, a portion of Board review may be conducted in camera, excluding CEC members, and resolutions of the Board determining CEC compensation arrangements typically are voted upon twice, once with CEC members abstaining.

--------
     (1) Pursuant to the Company's By-laws, the CEC performs the functions of the Chief Executive Officer of the Company. The CEC presently has two members, Messrs. George Wm. Erikson, Chairman and Robert W. Erikson, President.

PHILOSOPHY

         The executive compensation philosophy of the Company (which is intended to apply to all of the executive officers of the Company, including members of the CEC) is aimed at: (i) attracting and retaining qualified management to implement the Company's business plan; (ii) establishing a direct link between management compensation and the achievement of the Company's annual and long-term performance goals; and (iii) recognizing and rewarding individual initiative and achievement. The Board believes management compensation should be set at levels competitive with compensation arrangements provided by other companies with which the Company competes for executive talent, and by other companies of similar size, business or location. It is also the Board's view that the compensation of management should have a component contingent upon the Company's level of performance. By aligning the financial interests of the Company's executive officers and those of its shareholders, the Company encourages executive officers to enhance the profitability of the Company and thus increase shareholders' value. Since CERBCO officers devote a predominate portion of their time to the affairs of the operating subsidiaries, the Board reviews and considers the compensation decisions of such subsidiaries when determining the compensation arrangements of its officers. The Board and the CEC review the compensation arrangements of the Company's executive officers on a continuing basis to ensure that such arrangements are consistent with this executive compensation philosophy.

COMPONENTS OF COMPENSATION

         The compensation program for the Company's officers (including members of the CEC) which includes compensation received from CERBCO and/or from one or more of its operating subsidiaries, consists of: (a) base salary; (b) compensation pursuant to plans; and (c) incentive cash bonuses. The CEC and the Board determine the base salary of CERBCO officers and the Board administers the Company's Supplemental Executive Retirement Plan (the "CERBCO Supplemental Retirement Plan") covering the Company's officers. However, each CERBCO officer additionally serves as an officer with one or more of the Company's operating subsidiaries and receives significant compensation, including base salary, compensation pursuant to plans and incentive bonuses, from each of the relevant subsidiaries. Accordingly, the Company's officers receive most of their total annual compensation from one or more of the subsidiaries for employment responsibilities with such subsidiaries. The CERBCO Board carefully reviews the compensation decisions of the subsidiaries as they relate to the officers of CERBCO.

         Commencing in 1994, a publicly held corporation may not, subject to limited exceptions, deduct for federal income tax purposes certain compensation paid to certain executives in excess of $1 million in any taxable year (the "Deduction Limitation"). While the Company's compensation programs generally are not intended to qualify for any of the exceptions to the applicability of the Deduction Limitation, it is not expected that compensation to executives of the Company will exceed the Deduction Limitation in the foreseeable future.

         (a) Base Salary. The base salary level for each executive officer (including members of the CEC) is considered annually in September, and yearly adjustments, if any, are made effective on or about October 1st of each year. The timing of such yearly reviews permits consideration of information which is developed each year for the Company's annual report, including audited financial statements for the fiscal year then ended June 30th. The CEC is empowered to adjust the annual base salary level of executive officers (other than members of the CEC) at other times during the year should it deem any such adjustments appropriate. Such adjustments are included in the annual officer compensation review and approvals conducted by the Board each September.

                  The annual September review of base salary levels is subjective. No specific factors, targets or criteria, such as the market value of the Company's stock, are employed in any formula or other quantitative prescription to determine base compensation. However, consistent with the Company's compensation philosophy, consideration is given to individual initiative, individual achievement and the Company's performance, as well as information on salaries and other remuneration at other companies of similar size, business or location. Since the officers of CERBCO are employed by and receive most of their salary from one or more of the Company's subsidiaries, the CERBCO Board reviews and considers the base salary received from such subsidiaries and determines whether the aggregate base compensation received by each officer is commensurate with the time and effort devoted to the activities of the Company and each subsidiary.

                  Applying the Company's compensation philosophy during the annual review in September 1996, it was the judgment of the CEC and the Board that the base salary level of each executive officer of the Company (including members of the CEC) should be increased 3% effective October 1, 1996. In addition, the Board concurred with the decision of (a) the Insituform East Board of Directors, to increase by 3% effective October 1, 1996 the base salary of its officers, and (b) the Capitol Board of Directors to increase by approximately 5% effective October 1, 1996 the base salary of its three senior officers who together function as the Chief Executive Officer Committee ("CEOC") of that subsidiary.

         (b) Compensation Pursuant to Plans. The officers of CERBCO are eligible to receive plan compensation through the CERBCO Supplemental Retirement Plan. In addition, the officers of CERBCO, including members of the CEC, are eligible to participate in compensation pursuant to plans offered to the employees of any subsidiary with which such officer may also be employed. Participation in, and benefits acquired under, such plans are on a nondiscretionary formula basis applicable to all employees (see "Compensation Pursuant to Plans").

                  Pursuant to the CERBCO Supplemental Retirement Plan, the members of the CEC will receive a monthly retirement benefit for life equivalent to 50% of the final aggregate monthly salary such executives received from the Company and its operating subsidiaries. The other executives covered by the CERBCO Supplemental Retirement Plan will receive a monthly retirement benefit for life equivalent to 25% of the final aggregate monthly salary such executives received from the Company and its operating subsidiaries. See "Compensation Pursuant to Plans - Supplemental Executive Retirement Plan."

                  The terms of the CERBCO Supplemental Retirement Plan require the Company to establish a trust to facilitate the Company's satisfaction of its obligations thereunder to pay supplemental retirement benefits to the Company's executive officers. The Company has established such a trust, which has been funded by life insurance policies.

                  The Board views the CERBCO Supplemental Retirement Plan as providing important benefits to the covered executives after their retirement. Further, the Board believes that the adoption of the CERBCO Supplemental Retirement Plan is fully consistent with CERBCO's compensation philosophy and is a customary form of supplemental executive retirement similar to that adopted by comparable companies.

         (c) Incentive Cash Bonuses. CERBCO has deferred the direct employ of an incentive cash bonus as part of the compensation package of its officers. However, the Company believes that the compensation of its officers is typically more directly linked to the overall profitability of the Company's operations as a whole because each of the officers is employed by one or more subsidiary which offers cash incentive bonuses. Insituform East and Capitol both employ an annual return-on-equity ("ROE") incentive cash bonus which is tied to the respective subsidiaries' earnings. While all officers of Insituform East are eligible to receive an ROE bonus, only the three senior officers comprising the CEOC of Capitol were eligible to receive an ROE bonus from Capitol. The Insituform East ROE incentive bonus amount is calculated by multiplying Insituform East's annual ROE percentage (net earnings divided by weighted average equity less current earnings) by the base compensation paid to the officer over the fiscal year. In the case of Capitol, a similar ROE formula equity factor was used. The maximum annual individual bonus available to any officer in either subsidiary is normally limited to an upper cap of 30% of the officer's base compensation used in the respective ROE formula. For the most recent fiscal year ended June 30, 1997, due to negative net earnings, no incentive cash bonuses were awarded to Insituform East officers. At Capitol, where the annual shareholder ROE percentage for the fiscal year ended June 30, 1997 was approximately 39%, the Capitol Board awarded the CEOC members both a regular ROE bonus at the capped rate of 30% and a discretionary, supplemental bonus of an additional 5%. The Company's Board concurred with the incentive bonus decisions made by Insituform East and Capitol for fiscal year 1997.

COMPENSATION OF MEMBERS OF THE CEC

         On September 17, 1996, the CERBCO Board approved an increase in base salary from $10,816 to $11,140 per year, effective October 1, 1996, for each current member of the CEC, namely, Messrs. George Erikson and Robert Erikson. The decision made by the CERBCO Board was subjective, taking into account the philosophical aim of setting executive compensation and was not based on any particular performance criteria. As part of its analysis when it determined the compensation packages for Messrs. George Erikson and Robert Erikson, the Board reviewed the compensation they received from both subsidiaries in order to ensure that their aggregate compensation was reasonably apportioned in relation to the time, duties and responsibilities among each of the three companies.

         At Insituform East, the base salary of Messrs. George Erikson and Robert Erikson increased to a rate of $210,298 per year, effective October 1, 1996, from the base salary rate of $204,173 per year. Due to the negative earnings results obtained by Insituform East for fiscal year 1997, no incentive cash bonus was earned by either Mr. George Erikson or Mr. Robert Erikson.

         As to Capitol, the base salary received by Messrs. George Erikson and Robert Erikson increased to a rate of $66,150 per year, effective October 1, 1996, from the base salary rate of $63,000 per year. Moreover, due to the positive earnings results obtained by Capitol for fiscal year 1997, an earned incentive cash bonus of 30%, based upon the ROE formula previously discussed, and a discretionary, supplemental bonus of 5%, in the total amount of $23,095 was earned by both Mr. George Erikson and Mr. Robert Erikson.

         As previously discussed, in approving the compensation package for the CEC members, the Board considered that Messrs. George Erikson and Robert Erikson devote a predominate portion of their time and effort directly to the activities of CERBCO's operating subsidiaries, and that their work for CERBCO requires a smaller portion of their time and effort. The Board concurred in the compensation paid to the members of the CEC by each such subsidiary and believes the components of the aggregate compensation paid to Messrs. George Erikson and Robert Erikson by the Company and its subsidiaries provide a compensation package that fairly reflects the time and effort devoted by such officers to the Company and each of its subsidiaries.

The Board of Directors

Robert W. Erikson
George Wm. Erikson
Webb C. Hayes, IV
Paul C. Kincheloe, Jr.

SUMMARY COMPENSATION

CERBCO is a parent holding company with controlling interests in two principal subsidiaries, Insituform East ("IEI") and, until June 30, 1997, Capitol Office Solutions ("COS" or "Capitol"). CERBCO officers participate also in the management of these subsidiaries. The following table sets forth information concerning the compensation paid to each of the named executive officers of the Company and/or its subsidiaries for the fiscal years ended June 30, 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE
                                                                                            Long-Term Compensation
                                                                                     -----------------------------------
                                                       Annual Compensation                    Awards           Payouts
                                        -------------------------------------------  ---------------------   -----------
Name                                                          Other        Total     Restricted
and                                                          Annual       Annual        Stock    Options/       LTIP      All Other
Principal                              Salary      Bonus  Compensation Compensation    Awards      SARs        Payouts  Compensation
Position               Year              ($)        ($)      ($) 4/         ($)          ($)        (#)          ($)         ($)
------------------------------------------------------------------------------------------------------------------------------------
Robert W. Erikson    1997  CERBCO    $11,053        $ 0         $0       $11,053        $0             0         $0           $0
Director, President        IEI       208,649          0          0       208,649         0        15,000          0       11,247 5/
 & Treasurer 1/            COS        65,924     23,095          0        89,019         0             0          0            0
                                    ---------   --------       ----    ----------      ----       ------        ----    --------
                                    $285,626    $23,095         $0      $308,721        $0        15,000         $0      $11,247
                                    =========  =========       ====    ==========      ====       ======        ====    ========

                     1996  CERBCO    $10,677         $0         $0       $10,677        $0             0         $0           $0
                           IEI       201,555     22,393          0       223,948         0        15,000          0        9,014
                           COS        62,784     22,812          0        85,596         0             0          0            0
                                    ---------   --------       ----    ----------      ----       ------        ----    --------
                                    $275,016    $45,205         $0      $320,221        $0        15,000         $0       $9,014
                                    =========  =========        ===    ==========      ====       ======        ====     =======

                     1995  CERBCO    $10,412        $ 0         $0       $10,412        $0         1,500        $ 0           $0
                           IEI       196,555     31,457          0       228,012         0        15,000          0       10,118
                           COS        61,063     28,267          0        89,330         0             0          0        1,549
                                    ---------   --------       ----    ----------      ----       ------        ----    --------
                                    $268,030    $59,724         $0      $327,754        $0        16,500         $0      $11,667
                                   ==========  =========       ====    ==========      ====       ======        ====    ========

George Wm. Erikson   1997  CERBCO    $11,053        $ 0         $0       $11,053        $0             0         $0           $0
Director, Chairman         IEI       208,649          0          0       208,649         0        15,000          0       11,613 5/
 & General Counsel 1/      COS        65,924     23,095          0        89,019         0             0          0            0
                                    ---------   --------       ----    ----------      ----       ------        ----    --------
                                    $285,626    $23,095         $0      $308,721        $0        15,000         $0      $11,613
                                   ==========  =========       ====    ==========      ====       ======        ====    ========

                     1996  CERBCO   $ 10,677         $0         $0       $10,677        $0             0         $0           $0
                           IEI       201,555     22,393          0       223,948         0        15,000          0       11,264
                           COS        62,784     22,812          0        85,596         0             0          0            0
                                    ---------   --------       ----    ----------      ----       ------        ----    --------
                                    $275,016    $45,205        $ 0      $320,221        $0        15,000         $0      $11,264
                                    =========  =========      =====    ==========      ====       ======        ====    ========

                     1995  CERBCO    $10,412         $0         $0       $10,412        $0         1,500         $0           $0
                           IEI       196,555     31,457          0       228,012         0        15,000          0       12,033
                           COS        61,063     28,267          0        89,330         0             0          0        1,549
                                    ---------   --------       ----    ----------      ----       ------        ----    --------
                                    $268,030    $59,724        $ 0      $327,754        $0        16,500         $0      $13,582
                                   ==========  =========      =====    ==========      ====       ======        ====    ========

Robert F. Hartman    1997  CERBCO    $11,053         $0          0       $11,053        $0             0         $0           $0
Vice President,            IEI        88,808          0          0        88,808         0             0          0        8,010 5/
 Secretary &                        ---------      -----       ----     ---------      ----       ------        ----     -------
 Controller 2/                       $99,861        $ 0         $0       $99,861        $0             0         $0       $8,010
                                    =========      =====       ====     =========      ====       ======        ====     =======

                     1996  CERBCO    $10,677         $0         $0       $10,677        $0             0         $0           $0
                           IEI        85,891      9,542          0        95,433         0             0          0        6,666
                                    ---------   --------       ----    ----------      ----       ------        ----    --------
                                     $96,568     $9,542         $0      $106,110        $0             0         $0       $6,666
                                     ========   ========       ====    ==========      ====       ======        ====     =======

                     1995  CERBCO    $10,412         $0         $0       $10,412        $0             0         $0           $0
                           IEI        83,664     13,390          0        97,054         0             0          0        5,754
                                    ---------   --------       ----    ----------      ----       ------        ----    --------
                                    $ 94,076    $13,390         $0      $107,466        $0             0         $0       $5,754
                                    =========  =========       ====    ==========      ====       ======        ====     =======

Armen A. Manoogian   1997  COS      $247,444    $86,605     $9,173       343,222        $0             0         $0       $7,500 6/
[Subsidiary                         =========  =========   =======       =======       ====       ======        ====      ======
  President, COS] 3/
                     1996  COS      $235,660    $85,545     $8,736      $329,941        $0             0         $0       $7,500
                                    =========  =========   =======      ========       ====       ======        ====      ======

                     1995  COS      $224,955   $105,962     $8,400      $339,317        $0             0         $0       $6,129
                                    ========= ==========   =======      ========       ====       ======        ====      ======

1/ The Company's Corporate Executive Committee, consisting of the Chairman and the President, exercises the duties and responsibilities of the Chief Executive
Officer of the Company. Information concerning Messrs. George Erikson and Robert
Erikson is provided under the section entitled, "Proposal No. 1 - Election of Directors."
2/ Mr. Robert Hartman, age 50, has been Vice President and Controller of CERBCO since February 1988 and Secretary since June 1991. He has also been Vice
President - Administration and Secretary of Insituform East,  Incorporated since
June 1991.  From October 1985 to February  1988,  Mr.  Hartman was Controller of
Dynamac International, Inc. From August 1979 to September 1985, Mr. Hartman served in various capacities with CERBERONICS, Inc. including Vice President and Treasurer.
3/ Capitol's Chief Executive Officer  Committee (the "CEOC"),  consisting of the
Chairman, the Vice Chairman and the President, exercised the duties and responsibilities of the Chief Executive Officer of Capitol. Mr. Armen Manoogian, age 54, was President and a member of the CEOC of Capitol from October 1987 to June 30, 1997. Prior to joining Capitol, he served as President of a publicly-traded East Coast computer retailing organization. Mr. Manoogian served on the Company's Board of Directors from October 1990 to April 1993.
4/ None of the named executive officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of his total salary and bonus. The amounts reported represent payment for hours of leave in lieu of time off.
5/ Insituform East contributions to the IEI Advantage Plan.
6/ Capitol contributions to the COS Profit Sharing Plan.


COMPENSATION PURSUANT TO PLANS

CERBCO, Inc. Plans

CERBCO Supplemental Executive Retirement Plan

         During fiscal year 1994, CERBCO entered into Supplemental Executive Retirement Agreements with Messrs. Robert Erikson, George Erikson and Robert Hartman pursuant to a Supplemental Executive Retirement Plan (the "CERBCO Supplemental Retirement Plan"). The agreements provide for monthly retirement benefits of 50% of the executive's final aggregate monthly salary from CERBCO and its subsidiaries as defined in and limited by the executives' agreement, for Messrs. Robert Erikson and George Erikson. In the case of Mr. Robert Hartman, the agreement provides for 25% of the executive's final aggregate monthly salary from CERBCO and its subsidiaries as defined in and limited by the executive's agreement. Each covered executive's benefit under the Plan is payable in equal monthly amounts for the remainder of the covered executive's life beginning as of any date on or after his 62nd birthday (at the covered executive's election) but not before his termination of service. Payments under the CERBCO
Supplemental Retirement Plan are not subject to any reduction for Social Security or any other offset amounts but are subject to Social Security and other applicable tax withholding.

         To compute the monthly retirement benefits, the percentage of final monthly salary is multiplied by a ratio (not to exceed 1) of:

         the completed years of employment by CERBCO after 1992 to the total number of years of employment after 1992 that the executive would have completed if he had continued in employment to age 65.

         If the executive dies prior to retirement, the executive's beneficiary will receive a pre-retirement death benefit under a split-dollar insurance arrangement. The executive's beneficiary will receive a one-time lump sum payment in the amount of $1,400,000 (in the case of Messrs. Robert Erikson or George Erikson) or $700,000 (in the case of Mr. Robert Hartman). If the executive dies after commencement of the payment of retirement benefits, but before receiving 180 monthly payments, the executive's beneficiary will continue to receive payments until the total payments received by the executive and/or his beneficiary equal 180.

         The CERBCO Supplemental Retirement Plan is technically unfunded, except as described below. CERBCO will pay all benefits from its general revenues and assets. To facilitate the payment of benefits and provide the executives with a measure of benefit security without subjecting the CERBCO Supplemental Retirement Plan to various rules under the Employee Retirement Income Security Act of 1974, CERBCO has established an irrevocable trust (the "CERBCO, Inc. Supplemental Executive Retirement Trust Agreement"). This trust is subject to the claims of CERBCO's creditors in the event of bankruptcy or insolvency. The trust has purchased life insurance on the lives of the executive officers covered by the Supplemental Executive Retirement Agreements to provide for CERBCO's financial obligations under the Plan. Assets in the trust consist of the cash surrender values of the executive life insurance policies and are carried on CERBCO's balance sheet as assets. The trust will not terminate until participants and beneficiaries are no longer entitled to benefits under the plan. Upon termination, all assets remaining in the trust will be returned to CERBCO.

The following tables set forth the annual retirement benefits that would be received under the CERBCO Supplemental Retirement Plan at various compensation levels after the specified years of service:

               Pension Plan Table Where Formula Provides 50% of Compensation (1)

(Final)                          Years of Service (Under Plan)
                                 -----------------------------
Remuneration        15                20                25               30                35
------------        --                --                --               --                --

$   125,000     $    58,594      $    62,500       $    62,500       $    62,500      $    62,500
$   150,000     $    70,313      $    75,000       $    75,000       $    75,000      $    75,000
$   175,000     $    82,031      $    87,500       $    87,500       $    87,500      $    87,500
$   200,000     $    93,750      $   100,000       $   100,000       $   100,000      $   100,000
$   225,000     $   105,469      $   112,500       $   112,500       $   112,500      $   112,500
$   250,000     $   117,188      $   125,000       $   125,000       $   125,000      $   125,000
$   300,000     $   140,625      $   150,000       $   150,000       $   150,000      $   150,000
$   350,000     $   154,627      $   175,000       $   175,000       $   175,000      $   175,000
$   400,000     $   154,627      $   182,101       $   200,000       $   200,000      $   200,000
$   450,000     $   154,627      $   182,101       $   201,055       $   221,961      $   225,000
$   500,000     $   154,627      $   182,101       $   201,055       $   221,961      $   245,085

(1) Assumes at the time the Plan was  established  (i) the individual is age 50,
(ii) maximum covered compensation is $250,000 and is increased 2% (compounded annually) each year of service after 1992, and (iii) retirement is effective at the beginning of the year.

               Pension Plan Table Where Formula Provides 25% of Compensation (2)

(Final)                            Years of Service (Under Plan)
                                   -----------------------------
Remuneration           15               20                25               30                35
------------           --               --                --               --                --

$    50,000       $   8,929         $ 11,905         $  12,500         $  12,500        $  12,500
$    75,000       $  13,393         $ 17,858         $  18,750         $  18,750        $  18,750
$   100,000       $  17,858         $ 23,810         $  25,000         $  25,000        $  25,000
$   200,000       $  21,206         $ 31,218         $  36,190         $  39,957        $  44,115
$   300,000       $  21,206         $ 31,218         $  36,190         $  39,957        $  44,115
$   400,000       $  21,206         $ 31,218         $  36,190         $  39,957        $  44,115
$   500,000       $  21,206         $ 31,218         $  36,190         $  39,957        $  44,115

(2) Assumes at the time the Plan was  established  (i) the individual is age 45,
(ii) maximum covered compensation is $90,000 and is increased 2% (compounded annually) each year of service after 1992, and (iii) retirement is effective at the beginning of the year.

     Each executive's covered compensation under the CERBCO Supplemental Retirement Plan is equal to his final base salary. The maximum covered compensation for Messrs. Robert Erikson and George Erikson is limited to $250,000 annually ($20,834 per month), increased 2% annually beginning in 1993. The maximum covered compensation for Mr. Robert Hartman is limited to $90,000 annually ($7,500 per month), increased 2% annually beginning in 1993.

     The following table sets forth information concerning vested annual benefits as of June 30, 1997 for the executives listed in the Summary Compensation Table covered by the CERBCO Supplemental Retirement Plan:

                                         Years of Credited      Current Annual       Vested          Vested
Name                   Years of Service Service Under Plan   Covered Compensation  Percentage    Annual Benefit
----                   ---------------- ------------------   --------------------  ----------    --------------

Robert W. Erikson              24                5              $   270,608          27.78%       $   37,584
George Wm. Erikson             21                5              $   270,608          33.33%       $   45,101
Robert F. Hartman              16                5              $    97,419          25.00%       $    6,089


CERBCO 1986 Directors' Stock Option Plan

     CERBERONICS adopted, with stockholder approval at the 1986 Annual Meeting of Stockholders, the CERBERONICS, Inc. 1986 Board of Directors' Stock Option
Plan (now called the "CERBCO Directors' Plan"). The purpose of the CERBCO Directors' Plan is to promote the growth and general prosperity of CERBCO by permitting the Company, through the granting of options to purchase shares of CERBCO's Common Stock, to attract and retain the best available persons as members of CERBCO's Board of Directors with an additional incentive for such persons to contribute to the success of the Company. A maximum of 75,000 shares of Common Stock may be made subject to options under the CERBCO Directors' Plan. Options may be granted to directors of CERBCO or any of its subsidiaries. Each option granted under the CERBCO Directors' Plan entitles each director to whom such option is granted the right to purchase shares of CERBCO's Common Stock at a designated option price, any time and from time to time, within three years from the date of grant.

     The CERBCO Board of Directors administers the CERBCO Directors' Plan and has exclusive authority to interpret, construe and implement the provisions of the CERBCO Directors' Plan, except as may be delegated in whole or in part by the Board to a committee of the Board which may consist of three or more members of the Board. No such delegation of authority has been made. Each determination, interpretation or other action that may be taken pursuant to the CERBCO
Directors' Plan by the Board is final and binding and conclusive for all purposes and upon all persons. The Board from time to time may amend the CERBCO Directors' Plan as it deems necessary to carry out the purposes thereof.

     The terms of the CERBCO Directors' Plan contemplated that each director of the Company be granted an option to purchase 1,500 shares of the Company's Common Stock each year for five years, for a total of 7,500 shares of Common Stock per director, beginning in fiscal year 1986. On June 28, 1986, options on 1,500 shares of Common Stock were granted to each of the six CERBERONICS directors then in office. No additional options were granted until December 19, 1991. On December 19, 1991, the CERBCO Directors' Plan was amended by the CERBCO Board of Directors to ensure its original purpose by granting options to purchase 1,500 shares of Common Stock to CERBCO directors in fiscal 1992 and subsequent years, so that each director serving on the date of grant will receive options for a total amount of 7,500 shares over a five year period.
Messrs. Robert Erikson and George Erikson, being the only current directors having received options in 1986, each received options for a total amount of 6,000 shares over a four year period, from 1992 through 1995. Messrs. Kincheloe and Hayes each received options for a total of 7,500 shares over a five-year period, from 1992 through 1996 and thus, each current director has received options for a total of 7,500 shares. No further grants are anticipated under this plan. Options on a total of 9,000 shares available under this plan were exercised by directors of the Company during fiscal year 1997.

Insituform East, Incorporated Plans

Insituform East Employee Advantage Plan

     As executive officers of Insituform East, Messrs. Robert Erikson, George Erikson and Robert Hartman participate in the Insituform East, Incorporated Employee Advantage Plan (the "IEI Advantage Plan"). The IEI Advantage Plan is a noncontributory profit sharing (retirement) plan in which all employees not covered by a collective bargaining agreement and employed with Insituform East for at least one year are eligible to participate. No employee is covered by a collective bargaining agreement. The IEI Advantage Plan is administered by the Insituform East Board of Directors which determines, at its discretion, the amount of Insituform East's annual contribution. The Insituform East Board of Directors can authorize a contribution, on behalf of Insituform East, of up to 15% of the compensation paid to participating employees during the year. The plan is integrated with Social Security. Each participating employee is allocated a portion of Insituform East's contribution based on the amount of that employee's compensation plus compensation above FICA limits relative to the total compensation paid to all participating employees plus total compensation above FICA limits. Amounts allocated under the IEI Advantage Plan begin to vest after three years of service (at which time 20% of the contribution paid vests) and are fully vested after seven years of service.

     During fiscal year 1997, Insituform East contributed an amount equal to 4.0% of the total compensation paid to all participating employees.

Names and Capacities in Which                         Contributions for          Vested Percent
Cash Contributions Were Made                         Fiscal Year 1997 1/         as of 10/23/97
-----------------------------                        -------------------         --------------
George Wm. Erikson, Chairman                               $11,247                    100%
Robert W. Erikson, President                               $11,247                    100%
Robert F. Hartman, Vice
  President - Administration & Secretary                   $ 6,351                     80%
Executive Officers of Insituform East as a Group,
  (6 persons, including those named above)                 $57,128                     N/A

1/ Total contributions to employees of $276,123 include Insituform East's contribution of $212,409 and reallocated amounts totaling $63,714 forfeited by former participants who terminated employment with Insituform East during fiscal year 1997.

     The IEI Advantage Plan also includes a salary reduction profit sharing feature under Section 401(k) of the Internal Revenue Code. Each participant may elect to defer a portion of his compensation by any whole percentage from 2% to 16% subject to certain limitations. During fiscal year 1997, as mandated by the plan, Insituform East contributed an employer matching contribution equal to 25% of the participant's deferred compensation up to a maximum of 1.5% of the participant's total paid compensation for the fiscal year. Participants are 100% vested at all times in their deferral and employer matching accounts.

Names and Capacities in Which                         Contributions for          Vested Percent
Cash Contributions Were Made                          Fiscal Year 1997           as of 10/23/97
----------------------------                          ----------------           --------------

George Wm. Erikson, Chairman                                $  366                    100%
Robert W. Erikson, President                                $    0                    100%
Robert F. Hartman, Vice
  President - Administration & Secretary                    $1,659                    100%
Executive Officers of Insituform East as a Group,
  (6 persons, including those named above)                  $6,350                     N/A

Insituform East 1994 Board of Directors' Stock Option Plan

     Insituform  East  adopted,  with  stockholder  approval  at the 1994 Annual
Meeting of Stockholders, the Insituform East, Incorporated 1994 Board of Directors' Stock Option Plan (the "IEI 1994 Directors' Plan"). The purpose of this plan is to promote the growth and general prosperity of Insituform East by permitting Insituform East, through the granting of options to purchase shares of its Common Stock, to attract and retain the best available persons as members of Insituform East's Board of Directors with an additional incentive for such persons to contribute to the success of Insituform East. The IEI 1994 Directors' Plan is administered and options are granted by the Insituform East Board of Directors. As directors of Insituform East, Messrs. Robert Erikson and George Erikson participate in this plan.

     Each grant of options under the IEI 1994 Directors' Plan will entitle each Insituform East director to whom such options are granted the right to purchase 15,000 shares of Insituform East's Common Stock at a designated option price, any time and from time to time, within five years from the date of grant. Options are granted under the IEI Directors' Plan each year for five years to each member of the Board of Directors of Insituform East serving as such on the date of grant, i.e., for each director serving for five years, a total of five options covering in the aggregate 75,000 shares of Common Stock (subject to adjustments upon changes in the capital structure of Insituform East) over a five year period. Under the terms of this plan, up to 525,000 shares of Insituform East's Common Stock have been reserved for the directors of Insituform East.

     On December 13, 1996, options on a total of 105,000 shares of Insituform East's Common Stock were granted to directors of Insituform East (options on 15,000 shares to each of seven directors, including Messrs. Robert Erikson and George Erikson) at a per share option price of $2.625. No options available under this plan were exercised by directors of Insituform East during fiscal year 1997.

Insituform East 1989 Board of Directors' Stock Option Plan

     Insituform  East  adopted,  with  stockholder  approval  at the 1989 Annual
Meeting  of  Stockholders,  the  Insituform  East,  Incorporated  1989  Board of
Directors Stock Option Plan (the "IEI 1989 Directors' Plan"). The purpose of this plan is the same as the IEI 1994 Directors' Plan. The term of the plan is for ten years, unless terminated sooner by the Board of Directors. Options were first granted to directors on December 1, 1989 and each of the four succeeding Board of Directors meetings following the Annual Meetings of Stockholders in 1990, 1991, 1992 and 1993. Each grant of options under the plan entitles each director to whom such options were granted the right to purchase 15,000 shares of Insituform East's Common Stock at a designated option price, any time and from time to time, within five years from the date of grant. Although no further options are anticipated to be granted under this plan, options previously granted, and which have not already been exercised or expired, will remain in effect until exercise or expiration, whichever comes first. No options available under the plan were exercised by directors of Insituform East during fiscal year 1996. Under the terms of this plan, up to 120,000 shares of Insituform East Common Stock remain reserved for the directors of Insituform East.

OPTION/SAR GRANTS

     No option or Stock Appreciation Right grants were made to any of the named executive officers during fiscal year 1997 under the CERBCO Directors' Plan or the IEI 1989 Directors' Plan. The following table sets forth information concerning options granted to each of the named executive officers during fiscal year 1997 under the IEI 1994 Directors' Plan:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                         Potential Realized Value
                                                                                          at Assumed Annual Rates
                                                                                        of Stock Price Appreciation
                                         Individual Grants                                     for Option Term
                         ----------------------------------------------                 ----------------------------
                                           % of Total
                                            Options/
                           Option/        SARs Granted       Exercise
                            SARs          to Employees        or Base       Expiration
Name                     Granted(#)      in Fiscal Year      ($/Share)         Date          5% ($)      10%($)
----                     ----------      --------------      ---------         ----          ------      ------

Robert W. Erikson
  IEI 1994 Directors' Plan 15,000              14%            $2.625          12/13/01      $10,875      $24,045

George Wm. Erikson
  IEI 1994 Directors' Plan 15,000              14%            $2.625          12/13/01      $10,875      $24,045


AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE

         No option or Stock Appreciation Right grants made under the IEI 1989 or 1994 Directors' Plans to any of the named executive officers were exercised during fiscal year 1997. During fiscal year 1997, Messrs. Robert Erikson and George Erikson each exercised options to purchase 3,000 shares of CERBCO Common Stock granted under the CERBCO Directors' Plan. The following table sets forth information concerning option or Stock Appreciation Right grants held by each of the named executive officers under all plans as of June 30, 1997:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                                             Value of
                                                           Number of Unexercised       Unexercised in the Money
                              Shares                     Options/SARs at FY-End(#)     Options/SARs at FY-End($)
                            Acquired on      Value
Name                        Exercise(#)  Realized ($)  Exercisable   Unexercisable   Exercisable    Unexercisable
----                        -----------  ------------  -----------   -------------   -----------    -------------

Robert W. Erikson
  CERBCO Directors' Plan       3,000      $  12,563          0            0           $       0           $0
  IEI 1994 Directors' Plan         0      $       0     45,000            0           $       0           $0
  IEI 1989 Directors' Plan         0      $       0     30,000            0           $     938           $0

George Wm. Erikson
  CERBCO Directors' Plan       3,000      $  12,563          0            0           $       0           $0
  IEI 1994 Directors' Plan         0      $       0     45,000            0           $       0           $0
  IEI 1989 Directors' Plan         0      $       0     30,000            0           $     938           $0

REPRICING OF OPTIONS/SARs

         Neither the Company nor its subsidiaries adjusted or amended the exercise price of stock options or SARs previously awarded to any of the named executive officers during fiscal year 1997.

LONG-TERM INCENTIVE PLAN AWARDS

         Neither the Company nor its subsidiaries have a long-term incentive plan.

DEFINED BENEFIT OR ACTUARIAL PLANS

         The  Company  maintains  a  defined  benefit  plan  called  the  CERBCO
Supplemental  Retirement Plan to provide annual  retirement  benefits to covered executives. See "Compensation Pursuant to Plans - CERBCO, Inc. Plans, Supplemental Executive Retirement Plan" as to the basis upon which benefits under the Plan are computed.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         There are no employment contracts between the Company or its subsidiaries and any named executive officer. There are no arrangements between the Company or its subsidiaries and any named executive officer, or payments made to an executive officer, that resulted, or will result, from the resignation, retirement or other termination of employment with the Company or its subsidiaries, in an amount that exceeds $100,000.

COMPENSATION OF DIRECTORS

         Until December 31, 1996, each non-officer director of the Company was paid an annual fee of $3,000 and an attendance fee of $500 for Board of Directors meetings where he attended in person and $100 if he participated by telephone. The annual fee was increased to $5,000, and attendance fees to $1,000 and $200, respectively, effective as of January 1, 1997. Directors who are also officers of the Company do not receive separate fees for service as directors, but are eligible with all other directors to participate in the CERBCO
Directors' Stock Option Plan, as described under the section entitled, "Compensation Pursuant to Plans." All directors of the Company are reimbursed for Company travel-related expenses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Board of Directors does not have a compensation committee; the Board of Directors as a whole serves in that equivalent capacity. Messrs. George Erikson and Robert Erikson, both members of the Board of Directors and executive officers of the Company, holding the offices of Chairman & General Counsel and President & Treasurer, respectively, participated during fiscal year 1997 in deliberations of the Board of Directors concerning executive officer compensation.

         Messrs. George Erikson and Robert Erikson are both members of the Board of Directors and executive officers of Insituform East and, until June 30, 1997, were both members of the Board of Directors and executive officers of Capitol Office Solutions. In their capacities as directors of these subsidiary companies, they participated in deliberations of the respective subsidiaries' Boards of Directors concerning executive officer compensation.

PERFORMANCE GRAPH

         The following graph compares the total stockholder return on the Company's Common Stock to the Total Return Index for the NASDAQ Stock Market (U.S. Companies) and to a Peer Group Index based on NASDAQ Stocks SIC Code 162, "Heavy Construction, Except Highway," and SIC Code 504, "Professional and Commercial Equipment," for the last five fiscal years.

  Date     Company   Market    Market    Peer     Peer
           Index     Index     Count    Index    Count
06/28/91   100.000   100.000    3893   100.000     31
07/31/91   118.182   105.920    3891   110.508     32
08/30/91   103.030   111.187    3904   117.158     32
09/30/91   133.333   111.595    3908   131.148     33
10/31/91   109.091   115.284    3920   145.376     32
11/29/91   118.182   111.414    3932   138.274     30
12/31/91   127.273   125.025    3940   147.043     28
01/31/92   127.273   132.336    3953   160.022     28
02/28/92   127.273   135.334    3957   179.452     27
03/31/92   112.121   128.947    3969   166.811     27
04/30/92    96.970   123.417    3968   153.858     28
05/29/92   103.030   125.019    3956   157.514     28
06/30/92    96.970   120.132    3936   148.406     28
07/31/92   100.000   124.388    3900   142.795     28
08/31/92   112.121   120.585    3881   131.351     30
09/30/92   112.121   125.067    3879   141.032     31
10/30/92   112.121   129.994    3891   150.020     31
11/30/92   169.697   140.337    3907   169.868     32
12/31/92   151.515   145.503    3931   174.855     35
01/29/93   145.455   149.644    3919   183.012     36
02/26/93   151.515   144.062    3950   177.163     37
03/31/93   142.424   148.232    3974   172.210     36
04/30/93   130.303   141.905    4008   161.049     36
05/28/93    96.970   150.382    4036   167.519     37
06/30/93    93.939   151.077    4072   162.609     39
07/30/93    84.848   151.256    4104   166.370     42
08/31/93   106.061   159.074    4139   174.493     43
09/30/93   100.000   163.811    4174   177.879     44
10/29/93   103.030   167.493    4222   186.006     43
11/30/93   175.758   162.497    4305   179.273     43
12/31/93   193.939   167.027    4377   185.669     43
01/31/94   157.576   172.097    4401   187.706     44
02/28/94   184.849   170.488    4440   194.448     44
03/31/94   200.000   160.002    4492   176.502     46
04/29/94   181.818   157.926    4521   171.278     46
05/31/94   166.667   158.312    4563   173.216     47
06/30/94   154.545   152.522    4576   151.159     47
07/29/94   148.485   155.650    4594   153.526     47
08/31/94   136.364   165.573    4612   157.341     50
09/30/94   169.697   165.150    4615   155.890     49
10/31/94   172.727   168.396    4637   157.472     51
11/30/94   218.182   162.810    4653   152.418     51
12/30/94   236.364   163.267    4658   151.755     52
01/31/95   209.091   164.183    4648   158.010     57
02/28/95   239.394   172.865    4650   157.114     57
03/31/95   218.182   177.987    4644   166.048     57
04/28/95   206.061   183.591    4655   169.223     55
05/31/95   230.303   188.329    4653   173.284     54
06/30/95   236.364   203.589    4670   183.618     54
07/31/95   266.667   218.551    4689   195.815     53
08/31/95   309.091   222.974    4712   201.497     51
09/29/95   345.455   228.103    4708   210.043     49
10/31/95   321.212   226.800    4745   197.433     50
11/30/95   351.515   232.119    4777   200.858     49
12/29/95   327.273   230.876    4817   214.164     48
01/31/96   327.273   232.006    4807   210.218     48
02/29/96   306.061   240.850    4837   221.914     48
03/29/96   303.030   241.646    4876   219.403     50
04/30/96   303.030   261.688    4920   253.453     50
05/31/96   375.758   273.746    4976   273.604     54
06/28/96   341.955   261.403    5029   226.874     54


            PROPOSAL NO. 2 - APPROVAL OF THE 1997 BOARD OF DIRECTORS
                                STOCK OPTION PLAN

         The CERBCO, Inc. 1997 Board of Directors' Stock Option Plan (the "1997 Directors' Plan") was adopted by the Board of Directors on September 16, 1997, subject to approval by the stockholders. The purpose of the 1997 Directors' Plan is to promote the growth and general prosperity of the Company by permitting the Company, through the granting of options to purchase shares of its Common Stock, to attract and retain the best available persons as members of the Company's Board of Directors with an additional incentive for such persons to contribute to the success of the Company. The plan is non-qualified for federal income tax purposes and only members of the Board of Directors would be entitled to grants of options thereunder. The Board is submitting the plan for approval by the stockholders at the Meeting. It is intended that the individuals named in the enclosed form of Proxy will vote their proxies to approve the plan, unless otherwise directed. A majority of the votes cast by both Common stockholders and Class B Common stockholders, voting together, will be required for the approval of the plan.

         The following is a summary of the 1997 Directors' Plan, and reference should be made to the full text of the plan contained in Appendix A.

         General. A maximum of 125,000 shares of Common Stock may be made subject to options under the plan, subject to adjustments upon changes in capital structure of the Company. Options may only be granted to directors of the Company. Each option granted under the plan will entitle each director to whom such option is granted the right to purchase 5,000 shares of the Company's Common Stock (subject to adjustment upon changes in capital structure of the Company) at a designated option price (the "Option Price"), at any time and from time to time, within five years from the date of grant; provided that the director serves continually as a director of the Company for at least six months following the date the option was granted. If the four nominees named under Proposal No. 1 of this Proxy statement are elected as directors, they would be eligible, in consideration for serving as directors of the Company, to receive in 1997 grants of options entitling each such director to purchase at any time until December 19, 2002 up to 5,000 shares of the Company's Common Stock (subject to adjustment for any change in capital structure of the Company) at the Option Price determined on December 19, 1997. Two of such nominees, George Wm. Erikson and Robert W. Erikson, are current executive officers, and Messrs. Hayes and Kincheloe are current directors who are not executive officers; thus, if all nominees are elected, options for a total of 10,000 shares of Common Stock would be granted to current executive officers as a group and options for a total of 10,000 shares of Common Stock would be granted to the two current directors who are not executive officers.

         Administration. The Board of Directors shall administer the 1997 Directors' Plan and shall have exclusive authority to interpret, construe and implement the provisions of the plan, except as may be delegated in whole or in part by the Board to a committee of the Board (the "Committee") which shall consist of two or more members of the Board. Each determination, interpretation or other action that may be taken pursuant to the plan by the Board or Committee shall be final and shall be binding and conclusive for all purposes and upon all persons. The Board from time to time may amend the plan as it deems necessary to carry out the purposes thereof, provided, however, that no change shall be made that increases the total number of shares reserved for issuance or materially modifies the provisions of the plan with respect to eligibility for participation unless such change is authorized by the stockholders.

         Terms and Conditions of Options. Each director granted an option under the 1997 Directors' Plan shall enter into a separate written agreement (the "Option Agreement") with the Company covering each such option granted, in such form and containing such terms and conditions as are not inconsistent with the plan, as the Board or the Committee shall from time to time determine. Each option granted under the plan and pursuant to each Option Agreement will entitle each director to whom such option is granted the right to purchase 5,000 shares of the Company's Common Stock (subject to adjustment upon changes in capital structure of the Company) at the Option Price, any time and from time to time, within five (5) years from the date of grant; provided that the director serves continually as a director of the Company for at least six months following the date the option was granted. Options will be granted under the plan each year to each member of the Board of Directors of the Company serving as such on the date of grant. To the extent the 1997 Directors' Plan is approved by the stockholders at the Annual Meeting of Stockholders on December 19, 1997, the first option grant will be made on the date of such annual meeting and the Option Price with respect to such option shall be as of the date of such annual meeting. Each of the succeeding grants will be made by the Board on the date of each succeeding Annual Meeting of Stockholders and the Option Price shall be determined in accordance with the plan's provisions by the Board as of each respective date. A director may exercise an option only if he has served continually as a director of the Company or its successor company for at least six months following the date of the grant.

         Federal Income Tax Consequences. The options granted under the plan are not eligible for the special tax treatment afforded incentive stock options under the Internal Revenue Code. Under existing federal income tax law and regulations, an optionee will not recognize taxable income, and the Company will not be entitled to a deduction, upon the grant of a non-statutory stock option. Upon exercise of such an option, an optionee will recognize ordinary income in an amount equal to the amount by which the fair market value of each share on the date of exercise exceeds the Option Price. The amount so recognized as income by the optionee generally will be deductible by the Company.

         The foregoing summary of the principal federal income tax considerations applicable to non-statutory stock options does not include all aspects of federal income tax law which may be relevant to a particular director. The federal income tax laws, the regulations or interpretations by the Internal Revenue Service or the courts could be changed after the date of this Proxy Statement. The effect might be to change some or all of the federal income tax consequences pertaining to the plan described in this Proxy Statement. In addition, the receipt of a grant under the plan, the exercise of a grant or the sale of stock acquired upon exercise may create tax liabilities for the optionee under the laws of any state or other taxing jurisdiction. No attempt is made in this Proxy Statement to summarize these tax consequences.

                          TRANSACTIONS WITH MANAGEMENT

         Pursuant to authorizations by the Board of Directors, the Company has made certain advancements to Mr. George Erikson, Director, Chairman & General Counsel, and certain advancements to Mr. Robert Erikson, Director, President & Treasurer (together the "Eriksons") for their respective legal fees and expenses which each has incurred, and may incur in the future, for personal legal representation in connection with the stockholder lawsuit filed in August 1990 challenging a proposed but unconsummated transaction between each of the Eriksons and Insituform Technologies, Inc. (see sections entitled, "Voting Securities and Principal Holders Thereof" and "Legal Proceedings" below).

         As of November 10, 1997, pursuant to such Board authorizations, the Company has advanced and expensed in total $592,854 to Mr. George Erikson and has advanced and expensed in total $592,854 to Mr. Robert Erikson.

         Pending a final outcome of these legal proceedings, the Board of Directors has deferred consideration or ultimate determination of entitlement of Mr. George Erikson and/or Mr. Robert Erikson to indemnification by the Company for their legal fees and expenses. If it is ultimately determined by the Board of Directors or otherwise in accordance with Section 145 of Delaware Corporation Law that Mr. George Erikson and/or Mr. Robert Erikson are not entitled to indemnification for any such legal fees and expenses under Section 145 of Delaware Corporation Law, such advances shall be reimbursed by Mr. George Erikson and/or Mr. Robert Erikson to the Company pursuant to an agreement with the Company executed by each of the Eriksons and delivered to the Board of Directors.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         As previously reported by the Company, on March 12, 1990, the controlling stockholders of the Company, Messrs. George Erikson and Robert Erikson (together, the "Eriksons"), executed a letter of intent and subsequently executed four amendments thereto (collectively referred to herein as the "Letter of Intent") with Insituform Technologies, Inc. ("ITI") (formerly Insituform of North America, Inc. or "INA") to effect a sale of their controlling interest in the Company to ITI for $6,000,000 (the "Proposed Transaction"). The Proposed Transaction, had it been consummated, would have had the effect of making ITI the controlling stockholder of the Company and, indirectly, of each of the Company's three direct subsidiaries at the time, Insituform East, Capitol Copy and CERBERONICS. On September 19, 1990, however, the Company issued a press release announcing that the Eriksons had informed the Company that the Letter of Intent had expired without consummation of any transaction, that it would not be further extended, that negotiations had ceased and that the Eriksons had no further intention at the time of pursuing the proposed sale of their controlling interest in the Company to ITI.

                                LEGAL PROCEEDINGS

         The only material pending legal proceedings to which the Company is a party or any such legal proceedings contemplated of which the Company is aware are (a) a previously disclosed lawsuit in the Court of Chancery of the State of Delaware currently on appeal, and (b) a previously disclosed lawsuit pending in the Superior Court of the District of Columbia.

         (a) As previously reported by the Company, in March 1990, the controlling stockholders of the Company, Messrs. George Wm. Erikson and Robert
W. Erikson (together, the "Eriksons"), executed a letter of intent and subsequently executed four amendments thereto (collectively referred to herein as the "Letter of Intent") with Insituform Technologies, Inc. ("ITI") to effect a sale of their controlling interest in the Company to ITI for $6,000,000 (the "Proposed Transaction"). The Proposed Transaction, if consummated, would have had the effect of making ITI the controlling stockholder of the Company, and, indirectly, of each of the Company's three direct subsidiaries at the time, Insituform East, Capitol, and CERBERONICS. In September 1990, the Eriksons informed the Company that the Letter of Intent had expired without consummation of any transaction, that it would not be further extended, that negotiations had ceased, and that the Eriksons had no further intention at the time of pursuing the proposed sale of their controlling interest in the Company to ITI.

         In August 1990, a complaint against the Company and the Eriksons was filed in the Delaware Court of Chancery (the "Delaware Complaint") by two stockholders of the Company, on their own behalf and derivatively on behalf of the Company, which sought (i) damages against the individual defendants for alleged breach of fiduciary duties in an amount not less than $6,000,000, together with interest thereon from March 12, 1990; (ii) to permanently enjoin the Eriksons from completing any transaction with ITI similar in substance to the Proposed Transaction; (iii) a declaration of the invalidity of the 1982 authorization for and issuance of the Company's Class B Common Stock, and, therefore, of the entitlement of holders of Class B Common Stock to elect any members of the Company's Board; (iv) a declaration of the invalidity of the 1990 election of the Company's directors and the issuance of new proxy materials that fully and fairly disclose all facts which plaintiffs claim are material to the election of such directors; (v) an award to the plaintiffs of their costs of bringing the action, including reasonable attorneys' fees; and (vi) an award to plaintiffs of such further relief as the Court of Chancery deemed appropriate. In addition, the Complaint asserted a claim against the individual defendants alleging that the Company had forgone a corporate opportunity by the continued failure to pursue a transaction with ITI.

         All but one of the plaintiffs' claims subsequently were dismissed. The claim remaining in the litigation was plaintiffs' allegation that the Proposed Transaction was an opportunity belonging to the Company and that the Eriksons breached their duty to the Company by precluding the Company from taking advantage of that opportunity so that the Eriksons might have a chance to do so. Trial in this matter was held beginning February 21, 1995.

         Following a trial, Chancellor Allen issued an opinion on August 9, 1995, in which he ruled in favor of the Eriksons. The court determined that, while the Eriksons failed in certain limited respects to meet the standards of loyalty required of them under Delaware corporate law, that "deviation from proper corporate practice" neither caused injury to CERBCO nor resulted in any substantial gain to the Eriksons. The Court also found that the Eriksons met their burden of showing that their conduct was "wholly fair to the corporation." The Court denied in toto the plaintiffs' request for legal fees and expenses totaling $1,513,499. The Court concluded that the litigation conferred no substantial benefit on CERBCO, so that it would be inappropriate to require CERBCO and its stockholders to share the costs that plaintiffs incurred.

         The plaintiffs appealed to the Delaware Supreme Court. On April 10, 1996, the Supreme Court ruled that "[t]he Eriksons were entitled to profit from their control premium and to that end compete with CERBCO but only after informing CERBCO of the opportunity" for a transaction with ITI. Although the Eriksons were deemed to have breached their duty of loyalty, the Supreme Court affirmed the finding of the Court of Chancery that there was no viable transaction that could take place between CERBCO and ITI, given the Eriksons' ability to veto such a transaction as controlling shareholders of CERBCO. Therefore, no damages could be awarded for the loss of a transaction that had a "zero probability of occurring due to the lawful exercise of statutory rights." The Supreme Court did rule, however, that the Eriksons were liable to CERBCO for $75,000 they received from ITI for extending the Letter of Intent (the "Extension Fee"), and had to reimburse the expenses, if any, that CERBCO "incurred to accommodate the Eriksons' pursuit of their own interests" prior to the abandonment of the proposed transaction with ITI. The Supreme Court concluded that the Chancery Court's opinion was therefore "affirmed in part and reversed in part, and this matter is remanded to the Court of Chancery for further determination of damages. Once those damages are fixed, the [Chancery] court should proceed to examine anew any petition for counsel fees on behalf of the plaintiffs." The Eriksons filed motions for reargument and for rehearing en banc, which the Supreme Court denied.

         The plaintiffs filed a motion for post-remand relief in the Court of Chancery, seeking (i) a "disgorgement of benefits" allegedly received by the Eriksons in the aggregate amount of $451,000; (ii) "damages attributable to the Eriksons' breach of fiduciary duty" in an aggregate amount of almost $1.4 million; and (iii) certain injunctive relief against the Eriksons with respect to "any further negotiations with ITI respecting ITI's interest in obtaining control of [Insituform East]."

         On September 13, 1996, the Court of Chancery issued its decision on remand. The Court ruled that the Eriksons were obligated to pay CERBCO the principal amount of $188,200, plus interest, representing legal fees paid to the law firm of Morgan, Lewis & Bockius as counsel for the special committee of the CERBCO Board of Directors that was appointed in 1990 in connection with the Proposed Transaction. The Court of Chancery also ruled that the Eriksons were obligated to pay CERBCO interest on the $75,000 Extension Fee the Supreme Court had ordered the Eriksons to pay to CERBCO. All of the plaintiffs' other claims were rejected, except that the Court ruled it was premature to determine plaintiffs' claim that the Eriksons were obligated to reimburse CERBCO for advances to them of the defense costs of the litigation. On October 2, 1996, the plaintiffs filed a petition seeking attorneys' fees and expenses totaling $1,663,266. On February 6, 1997, the Court of Chancery entered a final order and judgment (revised on February 14, 1997) encompassing the above rulings and awarding the plaintiffs attorneys' fees of $143,364.23 to be paid by CERBCO and court costs of $9,359.20 to be paid by the Eriksons. The plaintiffs, the Eriksons, and CERBCO have each appealed to the Delaware Supreme Court where the appeals were briefed and, subsequently, oral arguments were presented on September 9, 1997. The Delaware Supreme Court currently has the appeals under consideration.

         (b) As previously reported by the Company, in January 1993, a separate lawsuit against the partners in the law firm of Rogers & Wells and the Company, arising out of the subject matter of the Delaware litigation, was filed in the Superior Court of the District of Columbia (the "D.C. Complaint"). The plaintiffs are the same two stockholders, and a former director of the Company, and have alleged that Rogers & Wells breached its duty of loyalty and care to the Company by representing allegedly conflicting interests of the Eriksons in the Proposed Transaction with ITI. The plaintiffs also claim that Rogers & Wells committed malpractice by allegedly making misrepresentations to the Company's Board and allegedly failing to properly inform the Company's Board. The plaintiffs claim that the conduct of Rogers & Wells caused the Company to lose an opportunity to sell its control of Insituform East to ITI, caused the Company to incur substantial expense, and unjustly enriched Rogers & Wells. The D.C. complaint seeks to recover from Rogers & Wells (i) damages in an amount equal to all fees paid to Rogers & Wells, (ii) damages in an amount not less than $6,000,000 for the loss of the opportunity for the Company to sell its control of Insituform East to ITI, and (iii) punitive damages.

         Motions to dismiss this case by the Company and Rogers & Wells were denied, but a stay in the proceedings was granted until after the Delaware trial. Plaintiffs agreed to a stay in the Superior Court action pending the outcome of the appeal to the Delaware Supreme Court and, subsequently, the stay was continued at least until such time as the Delaware Court of Chancery ruled upon the plaintiffs' pending motion for post-remand relief. As of this date, the District of Columbia action remains stayed.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of Deloitte & Touche was engaged to audit the financial statements of the Company for the fiscal year ended June 30, 1997. A representative of Deloitte & Touche will be at the Meeting and will have an opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions from any stockholders present at the Meeting.

         The Audit Committee of the Board of Directors has not yet recommended, and the Board has not yet approved, the appointment of independent public accountants to audit the financial statements of the Company for the fiscal year ending June 30, 1998. It is anticipated that the Audit Committee will make its recommendation to the Board and that the appointment of independent public accountants will be made by the Board prior to June 30, 1998.

                                  OTHER MATTERS

         The Board of Directors is not aware of any other matters which are likely to be brought before the Meeting. However, if any other matters are properly brought before the Meeting, it is the intention of the individuals named in the enclosed form of Proxy to vote the proxy in accordance with their judgment on such matters.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

         Financial statements of the Company are contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, a copy of which is enclosed herewith.

                  DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS
           FOR INCLUSION IN THE BOARD'S PROXY STATEMENT IN CONNECTION
                    WITH THE FISCAL YEAR 1998 ANNUAL MEETING

         A proposal submitted by a stockholder for action at the Company's Annual Meeting of Stockholders for the fiscal year ending June 30, 1998 must be received no later than June 30, 1998, in order to be included in the Company's Proxy Statement for that meeting. It is suggested that proponents submit their proposals by certified mail-return receipt requested.

         A proponent of a proposal must be a record or beneficial owner entitled to vote at the next Annual Meeting on the proposal and must continue to be entitled to vote through the date on which the meeting is held.

                                 By Order of the Board of Directors,



                                 /s/ Robert F. Hartman
                                 Robert F. Hartman
                                 Secretary

Landover, Maryland
November 10, 1997

                                                                      APPENDIX A

                                  CERBCO, INC.
                            1997 BOARD OF DIRECTORS'
                                STOCK OPTION PLAN

1.       Purpose.

         The purpose of the CERBCO, Inc. 1997 Board of Directors Stock Option Plan (the "Plan") is to promote the growth and general prosperity of CERBCO, Inc. (the "Company") by permitting the Company, through the granting of Options to purchase shares of its Common Stock, par value $.10 per share (the "Common Stock"), to attract and retain the best available persons as members of the Company's Board of Directors with an additional incentive for such persons to contribute to the success of the Company.

2.       Administration.

         The Board of Directors shall administer the Plan and shall have exclusive authority to interpret, construe and implement the provisions of the Plan, except as may be delegated in whole or in part by the Board to a committee of the Board (the "Committee") which shall consist of two or more members of the Board. Each determination, interpretation or other action that may be taken pursuant to the Plan by the Board or the Committee shall be final and shall be binding and conclusive for all purposes and upon all persons.

3.       Eligibility.

         All members of the Board of Directors shall receive Options pursuant to the terms of the Plan, as set forth herein.

4.       Shares of Common Stock Subject to Options.

         Subject to the provisions of Sections 10 and 11 hereof, the maximum number of shares of Common Stock which may be optioned and sold under the Plan is 125,000 shares of authorized but unissued, or reacquired, shares of Common Stock of the Company. In the event any shares of Common Stock subject to an Option are not issued for any reason at the expiration or termination of such Option, such shares may again be subject to an Option under the Plan.

 5.       The Options.

         Each Director granted an Option under this Plan shall enter into a separate written Option Agreement with the Company covering each such Option granted, in such form containing such terms and conditions as are not inconsistent with the Plan, as the Board or the Committee shall from time to time determine. Except as provided in this Section, each Option granted hereunder and pursuant to each such agreement will entitle each Director to whom such Option is granted the right to purchase 5,000 shares of the Company's Common Stock at the Option Price, at any time and from time to time, up to five
(5) years from the date of grant. Options will be granted hereunder each year to each member of the Board of Directors of the Company serving as such on the date of grant. The first Option grant will be made on December 19, 1997, and the Option Price with respect to such Option shall be determined as of such date, subject to approval of the Plan by the Company's Stockholders at the Annual Meeting of Stockholders to be held on December 19, 1997. Each of the succeeding grants will be made on the date of each succeeding Board of Directors meeting, which follows each succeeding Annual Meeting of Stockholders, and the Option Price shall be determined as of each such respective date.

6.       Option Price.

         The Option Price for each share of the Common Stock to be issued upon exercise of Options under the Plan shall be determined on the date of grant in the following manner: (i) if the trading prices for the Common Stock are reported on the consolidated transaction reporting system (the "consolidated system") operated by the Consolidated Tape Association, whether or not the Common Stock is traded on an exchange, the average of the high and low prices at which the Common Stock is reported in the consolidated system to have been traded on such date; (ii) if the principal market for the Common Stock is an exchange and if the trading prices for the Common Stock are not reported in the consolidated system, the average of the high and low prices at which the Common Stock is reported to have traded on such exchange on such date; (iii) if the principal market for the Common Stock is otherwise than on an exchange, trading prices for the Common Stock are not reported on the consolidated system, and bids and offers for such security are reported in the automated quotation system operated by the National Association of Securities Dealers, Inc. ("NASDAQ"), the mean between the highest current independent bid price and the lowest current independent asked price reported on "level 2" of the NASDAQ on such date; (iv) if the principal market for the Common Stock is otherwise than on an exchange, trading prices for the Common Stock are not reported on the consolidated system, and bids and offers for the Common Stock are not reported in NASDAQ, the mean between the highest current independent bid and the lowest current independent asked price on such date, determined on the basis of reasonable inquiry; or (v) if there is no market for the Common Stock, such price as the Board in its discretion, acting in good faith, shall determine, but not less than the price of any contemporaneous sales of the Common Stock. If there is a market for the Common Stock and if, on the pertinent date, no transactions or bid and asked prices, as the case may be, are reported for the Common Stock under the relevant clause above, the Option Price of the Common Stock shall be determined on the next day on which transactions or bid and asked prices, as the case may be, are reported for the Common Stock under such clause. The Option Price shall be subject to adjustment as set forth in Section 10 hereof.

7.       Exercise of Option.

         (a) An Option may be exercised at any time and from time to time within a period of five (5) years from the date of grant of such Option with respect to all or part of the shares covered thereby, subject however, to the further restrictions contained in this Section 7.

                  In the event the Company or the Stockholders of the Company enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, a reorganization, a liquidation or otherwise, each outstanding Option shall be exercisable with respect to the full number of shares subject to that Option, notwithstanding the preceding paragraph of this Section 7(a), only during the period commencing as of the date of such agreement and ending when the disposition of assets or stock contemplated by the Agreement is consummated.

         (b) An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company at its principal business office by the person entitled to exercise the Option and full payment for the shares with respect to which the Option is exercised has been received by the Secretary of the Company. As soon as practicable after the date an Option is exercised, the Company shall deliver to the Director a certificate or certificates for the number of shares of Common Stock acquired upon such exercise, registered in the name of the Director or the name of any other person entitled to such shares as contemplated by Section 7(c).

         (c) An Option may be exercised by the optionee only (i) if the optionee has served continually as a Director of the Company or its Successor Company for at least six months following the date of grant and (ii) (x) while he is, and has continually been since the date of the grant of the Option, a Director of the Company or its Successor Company, or (y) for a period ending six (6) months after the Director has terminated his services in all of such capacities; except that if a Director's continuous service terminates by reason of his death, such Option may be exercised within six (6) months after the death of such Director, but in no event later than five (5) years after the date of grant of such Option, by (and only by) the person or persons to whom his right under such Option shall have passed by will or by laws of descent and distribution.

         (d) An Option may be exercised in accordance with this Section 7 as to all or any portion of the shares subject to the Option from time to time, but shall not be exercisable with respect to fractions of a share.

8.       Options not Transferable.

         Options under the Plan may not be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent or distribution, and may be exercised during the lifetime of an optionee only by such optionee.

9.       Amendment or Termination of the Plan.

         (a) The Board of Directors may amend the Plan in such respects as it shall deem advisable; provided that, no change shall be made that increases the total number of shares of Common Stock reserved for issuance under the Plan (except pursuant to Section 11), or materially modifies the requirements as to eligibility for participation in the Plan, unless such change is authorized by the Stockholders of the Company. An amendment of the Plan shall not, without the consent of the Director, adversely affect a Director's rights under an Option previously granted to him or her.

         (b) The Board of Directors may at any time terminate the Plan. Any such terminations of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been terminated.

10.      Adjustments Upon Changes in Capitalization.

         If all or any portion of the Option is exercised subsequent to any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, reorganization, or other similar change or transaction of or by the Company, as a result of which shares of any class shall be issued in respect of outstanding shares of the class covered by the Option, or shares of the class covered by the Option shall be changed into the same or different number of shares of the same or another class or classes, the person or persons so exercising such an Option shall receive, for the aggregate option price payable upon such exercise of the Option, an aggregate number and class of shares equal to the number and class of shares he would have had on the date of exercise had the shares been purchased for the same aggregate price at the date the Option was granted and not been disposed of, taking into consideration any such stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidated, acquisition of property or stock, separation, reorganization or other similar change or transaction; provided, however, that no fractional shares shall be issued upon any such exercise, and the aggregate price paid shall be approximately reduced on account of any fractional shares not issued.

11.      Changes in Capital Structure of Company.

         In the event of a change in the capital structure of the Company, the number of shares specified in Section 5 of the Plan, the number of shares covered by each outstanding Option and the price per share shall be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from the splitting or consolidation of shares, or the payment of a stock dividend or effected in any other manner without receipt of additional or further consideration by the Company.

12.      Agreement and Representations of Director.

         As a condition to the exercise of any portion of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required under the Securities Act of 1933, as amended, or any other applicable law, rule or regulation.

13.      Reservation of Shares of Common Stock.

         The Company, during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority in order to issue and sell, such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain from any regulatory body having jurisdictional authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of shares of Common Stock under the Plan shall not result in any liability of the Company in respect of the nonissuance or sale of such stock as to which such requisite authority shall not have been obtained.

14.      Term.

         The Plan shall be effective upon its adoption by the Board of Directors and approval by the Company's Stockholders. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 9.

15.      Definitions.

         As used herein, the following definitions shall apply:

         (a) "Common Stock" shall mean Common Stock, par value $.10 per share, of the Company.

         (b) "Continuous Service" shall mean service as a member of the Board of Directors, without interruption, of the Company or its Successor Company.

         (c)    "Option" shall mean a stock option granted pursuant to the Plan.

         (d) "Option Price" means the purchase price, as determined in accordance with Section 6 of the Plan, for each share of the Common Stock issued upon the exercise of Options.

         (e) "Plan" shall mean the Company's Board of Directors' 1997 Stock Option Plan.

         (f) "Stockholders" shall mean the holders of outstanding shares of the Company's Common Stock and Class B Common Stock.

         (g) "Successor Company" means any company which acquires all or substantially all of the stock or assets of the Company.


                                                      Dated:  September 16, 1997

                                                                      APPENDIX B
                                                 TEXT OF COMMON STOCK PROXY CARD
--------------------------------------------------------------------------------
                                  COMMON STOCK
--------------------------------------------------------------------------------


                                  CERBCO, Inc.
                                3421 Pennsy Drive
                            Landover, Maryland 20785
                                 (301) 773-1784

               ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 19, 1997
                              PROXY - COMMON STOCK
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints R.W. Erikson and G.Wm. Erikson, and each of them, with full power of substitution, the Proxies of the undersigned to represent and to vote, as designated on the reverse side of this proxy card, all the shares of Common Stock of CERBCO, Inc. held of record by the undersigned on October 23, 1997, at the Annual Meeting of Stockholders to be held on December 19, 1997 or any adjournments thereof.

                         (TO BE SIGNED ON REVERSE SIDE)
-  -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


X         Please mark your
          votes as in this
          example.

1.   Proposal - Election of Director.

FOR, the nominee             WITHHOLD
listed at right (except      authority to vote     Nominee: P.C. Kincheloe, Jr.
as noted to the              for the nominee
contrary below)              listed at right

[     ]                       [     ]

(INSTRUCTION: To indicate that you do not wish to have your shares voted for the nominee, print the name of such nominee on the line provided below.)

-------------------------------------------------

2.   Proposal - Approval of the Corporation's 1997 Directors' Stock Option Plan.

FOR                AGAINST            ABSTAIN

[     ]            [     ]            [     ]

3. In their own discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.


-----------------------  --------------------------  Dated:---------------, 1997
    SIGNATURE            SIGNATURE (IF HELD JOINTLY)

NOTE: Signature(s) should be exactly as name(s) appearing on your certificate. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee, guardian or corporate officer, etc., please give your full title as such.

                                                                      APPENDIX C
                                         TEXT OF CLASS B COMMON STOCK PROXY CARD

--------------------------------------------------------------------------------
                              CLASS B COMMON STOCK
--------------------------------------------------------------------------------


                                  CERBCO, Inc.
                                3421 Pennsy Drive
                            Landover, Maryland 20785
                                 (301) 773-1784

               ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 19, 1997
                          PROXY - CLASS B COMMON STOCK
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints R.W. Erikson and G.Wm. Erikson, and each of them, with full power of substitution, the Proxies of the undersigned to represent and to vote, as designated on the reverse side of this proxy card, all the shares of Class B Common Stock of CERBCO, Inc. held of record by the undersigned on October 23, 1997, at the Annual Meeting of Stockholders to be held on December 19, 1997 or any adjournments thereof.

                         (TO BE SIGNED ON REVERSE SIDE)
-  -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


X         Please mark your
          votes as in this
          example.

1.   Proposal - Election of Director.

FOR, all nominees             WITHHOLD
listed at right (except      authority to vote     Nominee: R.W. Erikson
as noted to the              for all nominees               G.Wm. Erikson
contrary below)              listed at right                W.C. Hayes, IV

[     ]                       [     ]

(INSTRUCTION: To indicate that you do not wish to have your shares voted for one or more individual nominee(s), check the FOR box and print the name(s) of such nominee(s) on the lines provided below.)

-------------------------------------------------

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2.   Proposal - Approval of the Corporation's 1997 Directors' Stock Option Plan.

FOR                AGAINST            ABSTAIN

[     ]            [     ]            [     ]

3. In their own discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.


-----------------------  --------------------------  Dated:---------------, 1997
    SIGNATURE            SIGNATURE (IF HELD JOINTLY)

NOTE: Signature(s) should be exactly as name(s) appearing on your certificate. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee, guardian or corporate officer, etc., please give your full title as such.